EXHIBIT 5

[Beckman Coulter, Inc. Logo]

                                  July 22, 2002

Beckman Coulter, Inc.
4300 North Harbor Boulevard
Fullerton, California 92834-3100

      Re: Registration Statement on Form S-8 of Beckman Coulter, Inc. (the "Company")

Ladies and Gentlemen:

      At your request, I have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 500,000 shares of Common Stock, par value $0.10 per share, of Beckman Coulter, Inc. (the "Common Stock"), and additional rights pursuant to the Company's Stockholder Protection Rights Agreement with First Chicago Trust Company of New York, as Rights Agent (the "Rights" and, together with the Common Stock, the "Shares"), to be issued or delivered pursuant to the Beckman Coulter, Inc. Executive Deferred Compensation Plan, the Beckman Coulter, Inc. Executive Restoration Plan, and/or the Beckman Coulter, Inc. Deferred Directors' Fee Program (together, the "Plans"). I have examined the proceedings heretofore taken and to be taken in connection with the authorization of the Plans and the Shares to be issued or delivered pursuant to and in accordance with the Plans.

      Based upon such examination and upon such matters of fact and law as I have deemed relevant, I am of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization, the provisions of the Plans and relevant agreements duly authorized by and in accordance with the terms of the Plans, the Rights will be validly issued and the Common Stock will be validly issued, fully paid and nonassessable.

      I consent to the use of this opinion as an exhibit to the Registration Statement.

                                    Respectfully submitted,

                                    /s/ William H. May

                                    William H. May, Esq.
                                    Vice President,
                                    General Counsel
                                    and Secretary